EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 our report dated March 28, 2019, on the consolidated financial statements of Rhinebeck Bancorp, Inc., which appear in the Annual Report on Form 10-K for the year ended December 31, 2019.
/s/ Baker Tilly Virchow Krause, LLP
New York, New York
July 10, 2020